Exhibit 10.1

AMENDMENT TO THE OCTOBER 2014 AGREEMENT
BY AND BETWEEN

Polonia Bank, Huntingdon Valley, Pennsylvania
and

The Comptroller of the Currency

Polonia Bank, Huntingdon Valley, Pennsylvania (“Bank”) and the Comptroller of the Currency of the United States (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller, through his authorized representative, and the Bank, by and through its duly elected and acting Board of Directors, executed a formal agreement on October 21, 2014 (“2014 Agreement”). The 2014 Agreement remains in full force and effect, except as otherwise set forth herein.

The Comptroller, through his national bank examiners and other staff of the Office of the Comptroller of the Currency (“OCC”), has conducted an examination of the Bank and has found unsafe or unsound banking practices relating to consumer compliance and compliance management.

The Comptroller, through his authorized representative, and the Bank, by and through its duly elected and acting Board of Directors, mutually agree that an amendment to the 2014 Agreement is warranted. This amendment to the 2014 Agreement (“Amendment”) supplements, but does not replace the 2014 Agreement. Specifically, Articles II, III, IV, V, VI, VII, VIII, IX, and X of the 2014 Agreement shall remain in effect without modification; Articles I and XI of the 2014 Agreement shall be replaced with Articles I and XIII of this Amendment, respectively, which are incorporated into the 2014 Agreement as if fully set forth therein; and Articles XI and XII of this Amendment shall supplement the 2014 Agreement as set forth below and are incorporated into the 2014 Agreement as if fully set forth therein.

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In consideration of the above premises, it is agreed between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of the 2014 Agreement and this Amendment.

ARTICLE I
JURISDICTION

(1) The Bank is a federal savings association examined by the OCC pursuant to the Home Owners’ Loan Act of 1933, as amended, 12 U.S.C. § 1461 et seq. and is a “Federal savings association” within the meaning of 12 U.S.C. § 1813(b) and an “insured depository institution” within the meaning of 12 U.S.C. §§ 1813(c) and 1818(b)(1).

(2) The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and within the meaning of 1818(b).

(3) The 2014 Agreement and this Amendment shall each be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(4) The 2014 Agreement and this Amendment shall each be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(5) The 2014 Agreement and this Amendment shall each be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.3(g)(5) or 12 C.F.R. § 5.51(c)(7), unless the OCC informs the Bank otherwise.1

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1 Effective July 1, 2015, the OCC issued a final rule that integrates its rules for national banks and federal savings

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(6) The 2014 Agreement and this Amendment shall each be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

ARTICLE XI
COMPLIANCE MANAGEMENT

(1) Within ninety (90) days of the date of this Amendment, the Board shall submit to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection a revised written compliance management program to ensure the Bank maintains a program that appropriately measures, monitors and controls the Bank’s compliance risks. The revised program shall include, at a minimum:

(a)	a qualified and competent individual responsible for implementation and administration of the Bank’s compliance management program, and who shall provide effective oversight for adherence to compliance requirements throughout all areas of the Bank;

(b)	compliance policies and procedures that are consistent with regulatory requirements and that provide standards and guidance for all business lines throughout the Bank;

(c)	processes to ensure periodic review of and appropriate updates to compliance policies and procedures to address changes in applicable laws and regulations;

(d)	a compliance risk assessment process that includes qualitative and quantitative factors for measuring risk;

associations (FSAs) relating to policies and procedures for corporate activities and transactions (licensing rules). Specifically, the final rule consolidates most licensing provisions for FSAs into the existing national bank rule in part 5 and eliminates parts 116, 146, 152, 159, 174 and the corresponding provision in parts 143, 144, 145, 150, 160, and 163. See 80 Fed. Reg. 28346 (May 18, 2015).

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(e)	an effective monitoring and testing process to provide for ongoing assessment of compliance efforts throughout all areas of the Bank;

(f)	measures to ensure compliance testing results are reported directly to the Board with an action plan for addressing any identified deficiencies, including the individual or individuals responsible for implementing corrective action and the timeline for implementation;

(g)	an escalation process and accountability measures for failures to implement corrective action;

(h)	clear reporting lines and responsibilities for compliance management, including reporting lines and responsibilities of business line individuals designated with responsibility for meeting the Bank’s compliance requirements;

(i)	an ongoing review and assessment of the individuals responsible for meeting the Bank’s compliance requirements, with consideration of the Bank’s compliance risk assessment and the results of independent compliance audits, to ensure designated individuals have the experience, qualifications and competence to effectively maintain the program and identify, monitor and control compliance risks;

(j)	the development and implementation of a bank-wide compliance training program tailored to match each employee’s roles, responsibilities and duties, that includes an ongoing evaluation of training needs, assesses the adequacy of training performed, identifies training gaps, and tracks training completed; and

(k)	a customer complaint tracking and resolution process.

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(2) Within thirty (30) days of receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the revised compliance management program.

ARTICLE XII

MORTGAGE BANKING LOOKBACK REVIEW

(1) Within thirty (30) days of the date of this Amendment, the Board shall ensure that the Bank has engaged an independent third party, in accordance with OCC Bulletin 2013-33, Use and Review of Independent Consultants in Enforcement Actions, to perform a comprehensive lookback review of all loans originated by the FHA department (sold and portfolio) for the calendar years 2012, 2013, and 2014 to determine the Bank’s compliance with the Real Estate Settlement Procedures Act of 1974, 12 U.S.C. § 2601, et seq. (“RESPA”), and/or RESPA’s implementing regulations at 12 C.F.R. Part 1024 (“LBR”). The LBR must include at a minimum:

(a)	a determination of whether:

(i)	early disclosure processes and practices are consistent with the requirements of 12 C.F.R. §§ 1024.7(a), (b);

(ii)	content and form of the Good Faith Estimates (“GFEs”) are consistent with the requirements of 12 C.F.R. § 1024.7(d) and the instructions set out in Appendix C to 12 C.F.R. Part 1024; and

(iii)	revisions to the GFE are documented as required by 12 C.F.R. §1024.7(f) and where the Bank documents that “changed circumstances” are the reason a revised GFE was or is to be provided, there are in fact “changed circumstances” affecting settlement costs or the loan as defined at 12 C.F.R. § 1024.2(b);

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(b)	a summary and loan/customer level detail of any violations of RESPA and 12 C.F.R. Part 1024; and

(c)	an appropriate validation process.

(2) Within one-hundred and twenty (120) days of the date of this Amendment, the Board shall forward to the Assistant Deputy Comptroller the results of the LBR.

(3) The Bank shall maintain and have available for examiner review documentation supporting the results of the LBR.

(4) Within one-hundred and fifty (150) days of the date of this Amendment, the Bank shall submit to the Assistant Deputy Comptroller for a written determination of no supervisory objection a written Remediation Plan for resolving any issues and/or violations identified in the LBR that minimizes the Bank’s reputation and compliance risks and protects consumer interests. The Remediation Plan shall include at a minimum:

(a)	the method and timing of any reimbursements due to affected customers identified in the LBR;

(b)	a detailed program outlining the policies, procedures and review processes the Bank will adopt to ensure its ongoing compliance with RESPA and its implementing regulations at 12 C.F.R. Part 1024, as well as the rules for Integrated Mortgage Disclosures Under the Real Estate Settlement Procedures Act (Regulation X) and the Truth In Lending Act (Regulation Z) at 12 C.F.R. Part 1024 and Part 1026;[2] and

(c)	individuals designated with responsibility for implementing the program and measures for accountability.

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2 See 78 Fed. Reg. 79730 (Dec. 31, 2013); 80 Fed. Reg. 8767 (Feb. 19, 2015); 80 Fed. Reg. 43911 (July 24, 2015) ("Effective July 24, 2015, this final rule delays the effective date from August 1, 2015, until October 3, 2015, for the final rules amending 12 CFR parts 1024 and 1026 published December 31, 2013, at 78 FR 79730, and February 19, 2015, at 80 FR 8767; and for amendatory instruction 5 amending Supplement I to 12 CFR part 1026, appearing on page 65325 in the Federal Register on November 3, 2014.”).

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(5) With thirty (30) days of receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Remediation Plan, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Remediation Plan.

(6) The Board shall ensure that the Bank has policies, processes, personnel, and control systems to ensure implementation of and adherence to the procedures developed pursuant to this Article.

ARTICLE XIII
OTHER PROVISIONS

(1) Although the Bank is by the 2014 Agreement and this Amendment required to submit certain proposed plans, actions and programs for the review or prior written determination of no supervisory objection of the Assistant Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of the 2014 Agreement and this Amendment.

(3) In the event any regulation or guidance currently applicable to Federal savings associations referenced in the 2014 Agreement or this Amendment is rescinded and/or amended, revised, replaced or superseded because the OCC determines to make other regulations or guidance applicable to Federal savings associations as part of the OCC’s regulatory integration process, or otherwise, the Bank shall comply with such successor regulations and/or subsequent guidance.

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(4) The provisions of the 2014 Agreement became effective upon its execution and this Amendment is effective upon its execution by the Comptroller, through his authorized representative whose hand appears below, and the Board, and both the 2014 Agreement and this Amendment shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of the 2014 Agreement or this Amendment shall have been amended, suspended, waived, or terminated in writing by the Comptroller, through his authorized representative.

(5) Except as otherwise expressly provided herein, any time limitations imposed by Articles II, III, IV, V, VI, VII, VIII, IX, and X of the 2014 Agreement continue to run from the effective date of the 2014 Agreement, and any time limitations imposed by this Amendment shall begin to run from the effective date of this Amendment.

(6) If the Bank requires a waiver or suspension of any provision or an extension of any timeframe within the 2014 Agreement or this Amendment, the Board shall submit a written request to the Assistant Deputy Comptroller asking for relief. Any written request submitted pursuant to this Article shall include a statement setting forth in detail, with relevant supporting documentation, the special facts and circumstances that support the waiver or suspension of any of any provision or an extension of a timeframe within the 2014 Agreement or this Amendment.

(7) The 2014 Agreement and this Amendment are each intended to be, and shall be construed to be, a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1), and expressly do not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

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(8) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in the 2014 Agreement or this Amendment shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(9) The terms of the 2014 Agreement and this Amendment, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

(10) All reports, programs or plans that the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to the 2014 Agreement and this Amendment shall be forwarded, by overnight mail or via email, to the following:

Assistant Deputy Comptroller Comptroller of the Currency Philadelphia Field Office

1150 Northbrook Drive, Suite 303

Trevose, PA 19053

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set her hand on behalf of the Comptroller.

/s/ Julie A. Thieman	November 10, 2015
Julie A. Thieman	Date
Assistant Deputy Comptroller

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IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Eugene Andruczyk	November 10, 2015
Eugene Andruczyk	Date

/s/ Frank J. Byrne	November 10, 2015
Frank J. Byrne	Date

Joseph Callahan	Date

/s/ Wayne Courtright	November 10, 2015
Wayne Courtright	Date

/s/ Joseph Svetik	November 10, 2015
Joseph Svetik	Date

/s/ Robert J. Woltjen	November 10, 2015
Robert J. Woltjen	Date

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